Exhibit 99.3

         ACTERNA FILES PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT; COMPANY ANTICIPATES EMERGENCE FROM CHAPTER 11 PROTECTION IN EARLY OCTOBER

                Former Nortel Executive, Grant Barber, Named CFO

Germantown, MD, August 4, 2003 - Acterna Corporation today filed its proposed Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the Southern District of New York. Developed with the support of its senior secured debt holders, Acterna's Plan of Reorganization will reduce the company's long term debt by $770 million, or 80 percent, and lower its annual cash interest expense by at least $45 million. The plan is also supported by the company's official committee of unsecured creditors. Assuming court approval of the plan, Acterna expects to emerge from chapter 11 protection in early October.

"Because the terms of our chapter 11 filing were pre-negotiated with our senior secured debt holders, we have been able to move quickly to a formal Plan of Reorganization that already has the support of our largest creditors," said John Peeler, Acterna's president and chief executive officer. "We have managed cash effectively and continue to successfully contain costs while investing in the communications test technologies that help our customers run their networks more efficiently and productively."

"We are well funded to support our business plan and product development initiatives, and are on track to emerge from chapter 11 protection in early October as a stronger company ready to build on its leadership position in communications test solutions."

As of June 30, 2003, Acterna had $53 million of cash on hand. The company also has access to a $30 million debtor-in-possession credit facility arranged by a group of banks led by JP Morgan Chase Bank and General Electric Capital Corporation.

The terms of Acterna's Plan of Reorganization call for a debt-for-equity swap that will give Acterna's senior secured debt holders 100 percent of the company's equity. Acterna will exit chapter 11 as a privately held company with long-term debt of approximately $190 million and quarterly cash interest expense of less than $2 million. Holders of Acterna's current convertible and subordinated notes will receive warrants having diminimus value. Unsecured creditors will receive a cash distribution of approximately 10 percent of their claims. Current equity holders will receive no distribution under the terms of the plan.

GRANT BARBER NAMED CFO

Acterna also announced today that Grant Barber, who joined Acterna in January as corporate vice president and controller, has been named chief financial officer, effective immediately. He replaces John Ratliff, who has decided to retire from Acterna following a successful transition of his responsibilities.


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"John Ratliff has served Acterna with distinction during his three years with the company, providing Acterna and its finance organization with strong leadership," said Peeler. "We thank him for his service to the company and for the role he played in driving us to a reorganization plan that has us poised for a strong recovery."

Before joining Acterna, Barber was vice president, finance - Global Performance Management, with Nortel Networks. During his 18-year career with Nortel, Barber also had responsibility for Major Accounts in the Americas and served as controller for Europe, vice president for Shared Services - Europe, Enterprise Networks - Europe, Corporate Reporting, Financial Planning & Reporting, and Finance Operations. He has lived and worked in London, Paris, Toronto and the U.S.

"We are fortunate to have Grant's talents and experience," added Peeler. "He has worked side-by-side with John since the beginning of this year, ensuring a seamless transition of responsibilities."

Based in Germantown, Maryland, Acterna Corporation (OTCBB: ACTRQ.OB) is the holding company for Acterna, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and measurement company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

                                      # # #

Certain statements contained herin constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Contacts:

Media - Jim Monroe, 240-404-1922
Investor Relations - Mike Rhine, 240-404-1823